UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Consolidated-Tomoka Land Co.

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On April 24, 2009, Consolidated-Tomoka Land Co. provided the following memo in connection with its presentation to various advisory firms and investors in connection with the 2009 annual meeting.

TO:	Risk Metrics Group

FROM:	William McMunn, Chairman & CEO, Consolidated-Tomoka

Re:	Response to Wintergreen Letter of April 22, 2009

Date:	April 24, 2009

In a letter to shareholders of Consolidated-Tomoka dated April 22, 2009, Wintergreen Advisers included a list of so-called “overlapping connections” between members of the company’s Board. Although no specific claims were made regarding how these so-called “overlapping connections” may have resulted in actions or decisions that were not in the best interest of CTO shareholders, we presume the intent of this innuendo is to raise questions about the independence of the Company’s Board.

Wintergreen has cited these points before and we have responded in detail to each matter and filed that information with SEC for all shareholders to see.

Because we take the independence of our Board so seriously, we want to share with Risk Metrics the detailed information with respect to each point cited by Wintergreen.

1.	The Root Organization is not a significant land owner; however, it does develop and buy commercial properties such as shopping centers and office buildings throughout the United States. Its only direct competition with the Company is for lease tenants for office space in the Daytona Beach market, which is a limited aspect of our business.

2.	Wintergreen has inspected and scanned the Silver Holly closing file. The sales contract provided that Tri-Square Realty, a company related to Silver Holly and the Root Company, was to be paid a “co-brokerage” commission consistent with Indigo Commercial Realty’s (“ICR”) published commission schedule. It is very common for real estate companies to have a related or captive brokerage company for co-broking transactions, no different than the Company’s wholly owned subsidiary ICR.

As part of Mr. Voges’ employment with the Root Company, he is the resident agent and a director of Tri-Square Realty, but he is not a licensed real estate broker or salesman. He did not receive any commission or other compensation from the transaction.

Because Silver Holly is a related entity of the Root Company, which is managed by Mr. Voges, who is also a director of the Company, the Company took the necessary steps to address any potential conflict of interest on the part of the Company or Mr. Voges.

Prior to management executing the contract, it met with then Chairman of the Board, Bob D. Allen, to review the contract terms. The contract was also discussed at an Audit Committee meeting with outside auditors in attendance. This contract, which was within management’s approval authority and did not require Board approval, but was nonetheless disclosed and discussed at the next board meeting. It was determined that there was no interest that interfered in any material way with the interests of the Company because Silver Holly paid fair market price for the property and under similar market terms and conditions that would be offered to a third party buyer, including the real estate commission. The sale subsequently closed, and two office buildings were built by Silver Holly. The sale was disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Proxy Statement for our 2005 Annual Meeting of Shareholders as a related party transaction.

3.	Indigo Development LLC, a CTO wholly owned subsidiary, sold an office building to Root Enterprises a Root Organization Company on December 31, 1996 for $1,525,000, with a cash payment of $305,000 and a note and purchase money mortgage of $1,220,000. The note was paid off March 1, 2001, in accordance with the note. Mr. Voges became a director in April 2001. This information was disclosed in the 2001 and 2002 Proxies.

4.	Mr. Adams served as Executive Vice President of Brown & Brown, a major national insurance broker, from 1999 to 2006. The lease for Brown & Brown’s corporate headquarters with the Root Organization commenced in 1987, 12 years before Mr. Adams employment with Brown & Brown. The lease has been in place continually since August 15, 1987.

5.	The Audit Committee and the Board were well aware of Mr. Adams’ employment with Brown & Brown, Inc. (“Brown & Brown”), a major national insurance brokerage business headquartered in Daytona Beach. Mr. Adams, prior to his retirement, was principally engaged in Brown & Brown’s acquisitions of new insurance agencies and was not the agent for our business, nor did he receive any compensation from our account. Mr. Adams is the Board’s resident expert on insurance coverage and market rates.

Brown & Brown’s responsibilities as our independent agent are to advise the Company on suitable coverages and to bring multiple quotes for each line of business. Final selection of vendors is a management decision, not a Board decision. Consequently, Mr. Adams never voted on Company insurance coverage or the retention of Brown & Brown as our agent.

In 2006, the Company employed an out of the area independent insurance professional to review our coverages and check quotes and ratings of companies recommended. Aside from a few minor recommendations that were adopted by the Company, the report indicated that the Company was getting quality coverage from strong companies at very competitive prices.

6.	Jay Adams served on the Board of Directors of American Pioneer Savings Bank from 1986 to 1990. Bill McMunn served as President and CEO of Coastline Enterprises, Inc., a wholly owned subsidiary of Heritage Federal Savings and Loan Association (acquired in 1986 by American Pioneer Savings Bank), from 1980 to 1988.

7.	American Pioneer Savings Bank was seized by the Resolution Trust Corporation in June 1990. In September, 1991 First Union (subsequently Wachovia Trust) acquired 21 branch banking facilities of the failed American Pioneer Savings Bank. Bob Allen and Byron Hodnett were Corporate Officers of First Union Bank and subsidiaries to March 1990 and 1999, respectively. Mr. Allen and Mr. Hodnett were Directors of CTO March 1990 to April 2008, and January 2005 to April 2007, respectively.

8.	The Board was not notified of any loans Mr. McMunn or his family members received from SunTrust. The Company has no policy prohibiting employees from doing business with companies that purchase Company land or have an ongoing business relationship with the Company so long as the individual’s private interest does not interfere in any material way with the interests of the Company as a whole.

Mr. McMunn has provided the Board with a written explanation of the personal and family SunTrust loans and his SunTrust Advisory Board position (see attached letter)

Mr. Davison’s abilities and qualifications were well known to the Company and its directors. When Mr. Davison announced his decision to retire from SunTrust in January 2007, the Board recruited him as a Board candidate. As stated in other correspondence to you, the Company notified SunTrust of its election to repurchase the property before Mr. Davison became a member of the Board in April 2007. Only the actual closing took place on June 19, 2007, after his election to the Board.

Mr. Davison was chosen for his business and banking knowledge and local contacts. SunTrust’s decision not to build a branch bank within the specified time period was the result of a change in SunTrust’s corporate strategy, and was not a consideration in our Company’s decision to vet him as a director. The contract terms provided for a mutually agreeable remedy for non-construction - repurchase at our option at the original sales price. In fact, SunTrust asked the Company to waive the build obligation to allow them to “land bank” the site for future use, which request was not granted by the Company because we did not believe it was in the Company’s best long-term interest. We believe the market value of this property at the date of the repurchase was considerably higher than that paid by SunTrust in 2004.

9.	During initial discussions with Mr. Olivari, he disclosed that he had recently joined the Halifax Health Foundation Board in July 2006, which raises money for special needs of Daytona Beach’s local tax-supported public hospital. This was several years after the Company closed on the sale with Halifax Hospital in December 2003. He also volunteers his professional services (as do other financial experts) on Halifax Hospital’s Finance and Budget Committee, joining the committee in May 2006, this committee provides budget recommendations and financial review. It is purely an advisory committee. Mr. Olivari’s positions did not cause a conflict of interest based on the following facts:

•	Mr. Olivari is not an employee or board member of Halifax Hospital.

•

The sale to Halifax Hospital was consummated several years before Mr. Olivari was considered for a Company Board seat and before he volunteered his services on the Foundation Board and Finance and Budget Committee.

•	The Foundation and Finance and Budget Committee have no involvement in or decision making over the Halifax land purchase or its development.

Additionally, Mr. Olivari has stated that should any Halifax Hospital issues come before the Board he would recuse himself. He likewise would recuse himself if any Company issues come before either of his voluntary positions with Halifax.

The Halifax Hospital sale did not require Halifax Hospital to build a hospital on the purchased property as approval of new hospitals is regulated by the State of Florida. It simply restricted the land to medical uses including a hospital and required Halifax to construct a hospital office building and a medical services building within two certain time periods. Halifax’s failure to meet either of these obligations would terminate the one mile non-competitive hospital restriction placed on other Company property at closing. Further, the covenants provided the Company with the option to repurchase each of the two prime corners at the original purchase price if the required buildings were not constructed by the dates specified in the covenants. The Company and Halifax currently are preparing the land repurchase contract, Wintergreen’s assumption that Halifax’s actions to date have hurt the values of the Company’s adjacent property is incorrect.